Exhibit 99.1

Website Pros Announces Pricing of Public Offering of 3,539,126 Shares of Common Stock

JACKSONVILLE, FL, July 28, 2006 – Website Pros, Inc.. (Nasdaq: WSPI) announced today the pricing of a public offering of 3,539,126 shares of its common stock at $9.25 per share. 200,000 of the shares are being offered by the company and 3,339,126 of the shares are being offered by selling stockholders. The company and selling stockholders have granted to the underwriters a 30-day option to purchase up to an aggregate of 530,868 additional shares of common stock to cover over-allotments, if any.

Friedman, Billings, Ramsay & Co., Inc. is acting as the sole book runner and lead manager for the offering. RBC Capital Markets Corporation, Piper Jaffray & Co., Pacific Growth Equities, LLC, and ThinkEquity LLC are acting as co-managers for the offering.

A copy of the final prospectus relating to the offering may be obtained from Friedman Billings Ramsay & Co.’s prospectus department at 1001 19th Street North, 18th Floor, Arlington, VA 22209 or by phone at 703-469-1193.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Website Pros

Website Pros is a leading provider of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. The Company’s primary service offering, eWorks! XL, is a comprehensive package that includes Website design and provisioning, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation.

This press release includes certain “forward-looking statements” that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our existing, and develop new, strategic relationships, the number of our net subscriber additions, our monthly customer turnover and those risks set forth under the caption “Risk Factors” in Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2005, and Website Pros’ Quarterly Report of Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at http://www.sec.gov. Website Pros does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Note to Editors: Website Pros and eWorks! XL are registered trademarks of Website Pros.

Contacts:

MEDIA:

Roseann Duran

Website Pros, Inc.

904-680-6976

rduran@websitepros.com

INVESTORS:

Kori Doherty

Integrated Corporate Relations

617-217-2084

kdoherty@icrinc.com

Source: Website Pros